EXHIBIT 10(www)




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                    AMENDMENT NO. 1 TO ASSIGNMENT OF PROCEEDS
                            AND INVESTMENT AGREEMENT
         THIS AMENDMENT NO. 1 TO ASSIGNMENT OF PROCEEDS AND INVESTMENT

AGREEMENT (this "Amendment") is made and entered into effective as of August 2, 2017 (the "Effective Date"), by and between CEL-SCI Corporation, a Colorado corporation ("Assignor"), and Lake Whillans Vehicle I LLC, a Delaware limited liability company ("Assignee"). Assignor and Assignee are sometimes referred to herein singularly as a "Party" and collectively as the "Parties".

                                   WITNESSETH

WHEREAS, each of the Parties is party to that certain Assignment of Proceeds and Investment Agreement dated October 12, 2015 between Assignor and Assignee (the "Investment Agreement") (capitalized terms used but not defined herein shall have the meanings ascribed to them in the Investment Agreement);

WHEREAS, pursuant to the Investment Agreement, among other things, Assignee provided $5,000,000 to Assignor in consideration for the right to receive the Assigned Return (as defined in the Investment Agreement); and

WHEREAS, pursuant to the Engagement Letter, Assignor Counsel agreed to represent Assignor in connection with its arbitration claim against inVentiv Health Clinical, LLC and certain affiliates (the "Claim") and agreed that total hourly fees and expenses in such representation would be capped at $5,000,000, in each case subject to the terms and conditions set forth in the Engagement Letter;

WHEREAS, Assignor Counsel has reached the foregoing fee cap in respect of its representation of Assignor in the Claim and Assignor and Assignee wish to incentivize Assignor Counsel to achieve the best possible outcome for Assignor and ensure the most forceful and continued representation by Assignor Counsel of Assignor in respect to the Claim. Therefore, the Parties desire to amend the Investment Agreement as described herein in order to grant Assignor Counsel a share of the Proceeds (as defined in the Investment Agreement), subject to the terms and conditions set forth herein.

NOW THEREFORE in consideration of foregoing premises and the mutual covenants set forth herein and for other good and valuable consideration the legal the receipt and the legal sufficiency which is hereby acknowledged by the Parties, the Parties agree as follows:

                                   AGREEMENTS

     1. Amendments to Investment Agreement.

          a.   Amendments to Section 1.1 of the Investment Agreement.

               i. Definition of "Assigned Return". The definition of "Assigned Return" in Section 1.1 of the Investment Agreement is hereby deleted in its entirety and replaced with the following:

                    "Assigned Return" means the following, which has been assigned and transferred to Assignee by this Agreement:

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                    (i)  $10,000,000; plus

                    (ii) Eleven  and  one-quarter  percent  (11.25%)  of the Net
                         Proceeds."

               ii. Definition of "Pro Rata Interest". The definition of "Pro Rata Interest' in Section 1.1 of the Investment Agreement is hereby deleted in its entirety.

          b.   Amendment to Schedule 1 to the Investment Agreement.  The text on
               Schedule 1 to the Investment Agreement (other than the heading of such Schedule) is hereby deleted in its entirety and replaced with the following text:

                    "Proceeds  arising from the Proceedings shall be distributed
                    by  the  Escrow  Agent  in  the   following   priority  (the
                    "Distribution Schedule"):

                    1. 100% of the Proceeds to Assignee until it has received $5,000,000; then

                    2. Any Proceeds remaining after payment of the amount required pursuant to the foregoing clause 1 shall be paid as follows: the LW Percentage to Assignee and the WA Percentage to Assignor Counsel until Assignee and Assignor Counsel have collectively received $5,000,000 under this clause 2; then

                    3. Any Proceeds remaining after payment of the amounts required pursuant to the foregoing clauses 1 and 2 shall be paid as follows: 81.25% to Assignor; 11.25% to Assignee and 7.5% to Assignor Counsel.

                    "LW Percentage" shall mean the percentage equal to the product of (i) 100 and (ii) $5,000,000 divided by the sum of $5,000,000 plus the lesser of (x) amount of reasonable, documented third-party expenses incurred by Assignor Counsel after August 2, 2017 in respect of its representation of Assignor in connection with the Claim and (y) $250,000.

                    "WA Percentage" shall mean the difference between 100% and the LW Percentage.

     2. Effect. Except as specifically amended by paragraph 1 of this Amendment, the Investment Agreement shall not be amended or modified hereby. As amended as provided in paragraph 1 of this Amendment, the Investment Agreement shall continue in full force and effect. In the event of any conflict between the terms of this Amendment and the Investment Agreement, this Amendment shall govern. This Amendment is subject to, and conditioned upon, Assignor Counsel's continued representation of Assignor in respect of the Claim in accordance with the terms of the Engagement Letter (including without limitation its obligation to pay costs, expenses and other third party charges

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          incurred in connection  with such  representation).  Assignor  Counsel acknowledges and agrees to the foregoing and agrees to continue to represent Assignor in respect of the Claim in accordance with the terms of the Engagement Letter (including without limitation paying all costs, expenses and other third party charges incurred in connection with such representation). If Assignor Counsel fails to so continue to represent Assignor in respect of the Claim (and pay such costs, expenses and other third party charges), this amendment shall be null and void and of no force or effect.

     3. Third-Party Beneficiary. The Parties expressly agree that Assignor Counsel is a third-party beneficiary of this Amendment to the extent it calls for the payment of certain amounts to Assignor Counsel and, as such, Assignor Counsel has the right to enforce the payment provisions of this Amendment to such, and only to such, extent.

     4. Governing Law. This Amendment and its validity, construction and performance, and any and all disputes arising hereunder, shall be governed in all respects by the laws of the State of New York, but without recourse to its conflict of laws provisions.

     5. Counterparts. This Amendment may be executed in multiple counterparts and via facsimile and/or PDF signature, each of which shall, for all purposes, be deemed an original, but which together shall constitute one and same instrument.

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                    IN WITNESS  WHEREOF,  the parties  hereto have executed this
                    Amendment to be effective as of the date first set forth above. This Agreement is entered into in New York, New York.


                              CEL-SCI CORPORATION



                              By: /s/ Geert Kersten
                                  ----------------------------

                              Name: Geert R. Kersten
                              Title: Chief Executive Officer
                              Date: October 3, 2017



                              LAKE WHILLANS VEHICLE I LLC

                              BY:  LAKE WHILLANS CAPITAL PARTNERS LLC,
                                   ITS MANAGING MEMBER

                              By:  /s/ Boaz Weinstein
                                   ----------------------------

                              Name: Boaz Weinstein
                              Title Principal
                              Date: October 3, 2017



AGREED AND ACKNOWLEDGED WITH RESPECT TO SECTION 2:

WILK AUSLANDER LLP



By: /s/ Jay Auslander
    ----------------------------

Name: Jay Auslander
Title:      Partner
Date:   October 3, 2017